EXHIBIT 10.3

Employment Agreement

This Employment Agreement ("Agreement") is dated as of April 1, 2015 and is entered into by and between Shahmir Quraeshi ("Executive") and eDoorways International Corporation, a Nevada corporation ("EE") located at 1755 Wittington Place, Suite 340, Dallas, Texas 75244.

RECITALS

WHEREAS, Executive desires to perform services on behalf of the Corporation as Chief Financial Officer ("Executive") and a member of the Escue Energy Inc. Board of Directors, all as an employee of EE, including the performance personally of such services as Executive and EE' Board of Directors deem necessary; and

WHEREAS, the Board of Directors wish to implement the employment of

Executive in such capacities under the terms of this Agreement; and

WHEREAS, the Corporation is now implementing a business plan focused on the development of wind turbines and renewable energy.

THEREFORE, EE considers it essential to the best interest of EE and its shareholders that Executive be encouraged to expand his involvement in EE and to devote full attention to EE' business. EE believes that it is the best interest of EE and its shareholders to reinforce and encourage the continued attention and dedication of Executive. Accordingly, to assure EE that it will have Executive's undivided attention, and for other good and valuable consideration, the Board of Directors of EE has caused EE to enter into this Agreement.

THEREFORE, the parties mutually agree as follows:

ARTICLE 1.

EMPLOYMENT

1.1 Conditions of Employment. EE hereby initiates the employment of Executive and Executive accepts such employment as Chief Executive Officer, and Member of the Board of Directors, continuing to render professional services on behalf of EE, subject to the supervision and direction of the Corporation's Board of Directors, and subject to the law of the Corporation as given in the Articles of Incorporation and the Bylaws.

1.2 Term of contract Employment. This Agreement shall be effective as of the date first indicated above and shall expire on the third anniversary of such date; Provided however that on such third anniversary and on the anniversary of such date in each year thereafter, such expiration date shall be extended for one additional year, unless, at least sixty (60) days prior to such expiration date, EE shall have delivered to Executive or Executive shall have delivered to EE written notice that such expiration date shall not be so extended.

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ARTICLE 2.

EFFECTIVE DATE

2.1 The "Effective Date" shall mean the first date during the term of this Agreement.

ARTICLE 3.

EMPLOYMENT PERIOD

3.1 EE hereby agrees to continue Executive in its contract employ, and Executive hereby agrees to remain in the employ of EE subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on March 31, 2018;

Such period shall hereinafter be referred to as the "Employment Period."

ARTICLE 4.

TERMS OF EMPLOYMENT

4.1 Description of Duties. Executive shall act as CEO for the Corporation. During the Employment Period, (a) Executive's position (including status, offices, titles, and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one hundred twenty (120) day waiting period immediately preceding the Effective Date; and (b) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location which is less than thirty five (35) miles further away from Executive's place of residence.

4.2 Member, Board of Directors.Executive agrees to serve on the Board of Directors of the Corporation for the Employment Period.

4.3 Devotion of Effort. Executive agrees to devote sufficient time, attention, and skill to the performance of his duties as an employee of EE as set out and authorized by the Board of Directors.

4.4 Compensation and Benefits. As set out and authorized by the Board of Directors, EE agrees to compensate Executive for services rendered in the following manner:

4.4.1 Monthly compensation of ten thousand dollars ($10,000), the first of which payments shall be due and payable upon execution of this Agreement. Subsequent payments shall be due and payable on the first of each month following execution of this Agreement for the entire term of this Agreement. Client shall also establish operation goals through its Board of Directors that will determine bonus amounts to be paid (if any) upon the execution of those defined goals. Should EE not have the cash available to pay Executive the agreed monthly compensation, Executive shall have the option (but not the obligation) to take all or any portion of the compensation owed by EE in EE stock. The amount of stock awarded shall be calculated by dividing the amount of compensation not paid in cash by the average share price during the month of Executive's service. The average share price used in the stock calculation will be limited to the higher of the average monthly share price and $0.01. For example, if Executive chooses to replace $5,000 in monthly compensation by EE stock that traded for $0.05/share on average during that month, 100,000 shares of EE stock would be paid. If Executive chooses to not accept stock in lieu of cash compensation, the cash compensation shall become, or be added to, a note payable to the Executive carrying an annual interest rate of 6%.

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4.4.2 Annual Base Salary. During the Employment Period, EE shall pay Executive an annual base salary ("Annual Base Salary"), payable in semi-monthly installments. EE may, in its discretion, periodically increase Executive's base salary. The term "Annual Base Salary" as used in this Agreement shall refer to Annual Base Salary as so increased. EE may not, however, reduce Executive's base salary during the Employment Period.

4.4.3 Member, Board of Directors - Monthly Fee. EE shall pay Executive a monthly fee of ($5,000), the first of which payments shall be due and payable upon execution of this Agreement. Subsequent payments shall be due and payable on the first of each month following execution of this Agreement for the entire term of this Agreement or until EE' Board of Directors establish a new compensation amount for all its Directors.

4.4.4 Stock Option Bonus. In the years 2015 through 2018 Executive and all employed staff of EE with a constant service history of twelve months or more will qualify for options based on a qualified plan established and approved by the Board of Directors.

4.4.5 Employee Benefit Plans. Executive shall be entitled to participate in all employee benefit plans to be established by the Board of Directors on the same terms and conditions as all other employees similarly situated. Executive shall be provided with benefits and fringe benefits no less favorable in the aggregate than those in effect for Executive at any time during the one hundred twenty (120) day waiting period immediately preceding the Effective Date, except for any reductions in benefits which apply generally to all executives of EE.

4.4.6 Inability to Perform Duties. If Executive is unable to perform his duties hereunder by reason of illness or incapacity of any kind for a period of more than six (6)months, his salary payments may be reduced or terminated by EE at its absolute discretion. Executive's full salary shall be reinstated by upon his return to full-time employment and the full discharge of his duties hereunder. This Article shall in no way limit the rights of EE under Article 5 hereof.

4.4.7 Paid Leave. Leaves of absence with full payment of salary may be granted to Executive for attendance at professional conventions, continuing education institutes in his profession and other professional or business activities, as approved by EE, with full or partial payment of expenses at its sole discretion.

4.4.8 Unpaid Leave. Unpaid leave of absence may be granted at the sole discretion of EE for any other reasons upon request of Executive.

4.4.9 Paid Vacation. Executive shall be entitled to a vacation, the length of which as determined by the Board of Directors or the President of EE, during which time his salary shall be paid in full. Executive shall take his vacation at such time or times as shall be approved by EE.

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4.4.10 Expenses Reimbursed. During the period of his employment, Executive will be reimbursed for his reasonable expenses in accordance with general policy of EE as adopted by the Board of Directors from time to time. In addition to such reimbursement expenses, Executive shall incur and pay in the course of his employment by EE certain other necessary expenses as Executive Vice-President, for which he will be required personally to pay but for which EE shall reimburse or otherwise compensate him, including, but not limited to the following: automobile, and transportation expenses; educational expenses incurred for the purpose of maintaining or improving Executive's professional skills; club dues, and the expenses of membership in civic clubs; professional societies; fraternal organizations; and all other items of reasonable and necessary professional expenses incurred by Executive in the performance of the services in which Executive has been engaged on behalf of EE.

ARTICLE 5.

TERMINATION OF EMPLOYMENT

5.1 Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If EE determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Article 19 of this Agreement of its intention to terminate Executive's employment with EE. Executive's employment with EE shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of Executive from Executive's duties with EE on a full-time basis for one hundred and eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by EE or its insurers and acceptable to Executive or Executive's legal representative.

5.2 Cause. EE may terminate Executive's employment during the Employment Period for cause. For purposes of this Agreement, "Cause" shall mean:

5.2.1 Executive's conviction of a felony or any other criminal act involving moral turpitude;

5.2.2 Executive's deliberate and intentional continuing refusal to substantially perform his duties and obligations under this Agreement (except by reason of incapacity due to illness or accident) if Executive:

5.2.2.1 Shall have either failed to remedy such alleged breach within fifteen days from the date written notice is given by the Chairman of the Company demanding that he remedy such alleged breach, or

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5.2.2.2 Shall have failed during such fifteen (15) day period, provided, with respect to (a) that, after the end of such fifteen (15) day period, there shall have been delivered to Executive a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of not less than two-thirds (2/3) of the members of the Board of Directors who are not employees of the Company taken at a meeting of the Board of Directors at which Executive is given an opportunity to be heard (with counsel), finding that Executive was guilty of conduct set forth in clause 6.2.1 and 6.2.2 and specifying the particulars thereof in detail, and that Executive has failed to take reasonable steps in good faith to remedy such alleged breach, or (b) upon a finding by the affirmative vote of not less than two-thirds (2/3) of the members of the Board of Directors who are not employees of the Company taken at a meeting of the Board of Directors at which Executive is given an opportunity to be heard (with counsel) that Executive had engaged in willful fraud or defalcation either of which involved material funds or other assets of the Company.

5.3 Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

5.3.1 The assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Article 5.1 of this Agreement, or any other action by EE which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by EE after receipt of notice thereof given by Executive;

5.3.2 Any failure by EE to comply with any of the provisions of Article 5.3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by EE promptly after receipt of notice thereof given by Executive;

5.3.3 EE' requiring Executive to be based at any office or location other than as provided in Article 4.1 hereof;

5.3.4 Any purported termination by EE of Executive's employment otherwise than as expressly permitted by this Agreement; or

5.3.5 Any failure by EE to comply with and satisfy Article 12.3 of this Agreement.

For the purposes of this Section 5.3, any good faith determination of "Good Reason" made by Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by Executive for any reason pursuant to a Notice of Termination delivered during the fifteen (15) day period immediately following the latest of (a) the first anniversary of a Change in Control, (b) the first anniversary of the effective date of any merger the approval of which constituted a Change in Control, or (c) shall be deemed to be a termination for Good Reason for all purposes of this Agreement, provided that Executive has given notice to EE pursuant to Article 19 hereof at least thirty (30) days prior to such termination.

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5.4. Notice of Termination. Any termination by EE for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 18 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (c) subject to Section 5.3.3 and the last sentence of Section 5.3, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by Executive or EE to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or EE, respectively, hereunder or preclude Executive or EE, respectively, from asserting such fact or circumstance in enforcing Executive's or EE' rights hereunder.

5.5. Date of Termination. "Date of Termination" means (a) if Executive's employment is terminated by EE for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if Executive's employment is terminated by EE other than for Cause or Disability, the Date of Termination shall be the date on which EE notifies Executive of such termination and (c) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

ARTICLE 6.

OBLIGATIONS OF EE UPON TERMINATION

6.1 Good Reason; Other Than for Cause or Disability. If EE shall terminate Executive's employment other than for Cause or Disability during the Employment Period or Executive shall terminate employment for Good Reason pursuant to a Notice of Termination delivered during the Employment Period, EE agrees to make the payments and provide the benefits described below:

6.1.1 EE shall pay to Executive in a lump sum in cash within ten (10) days after the Date of Termination an amount equal to (A) multiplied by (B), where (A) is the number three (3) and (B) is the sum of Executive's Annual Base Salary and the average of the last three (3) annual incentive bonuses actually paid to Executive by EE for any calendar year before the Date of Termination (the "Average Annual Bonus"); and

6.1.2 Upon Executive's Date of Termination, Executive shall be vested in the amounts credited to any Qualified Plan in which he is a participant;

6.1.3 Upon Executive's Date of Termination, Executive's awards under any stock-based plan under which the Executive has been granted stock or options to purchase shall be accelerated as follows:

6.1.3.1 Each option and each related stock appreciation right shall become immediately exercisable to the extent theretofore not exercisable;

6.1.3.2 Restricted stock shall immediately vest free of restrictions, and

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6.1.3.3 The number of shares covered by each performance share award shall be issued to Executive; provided, however, that acceleration of awards shall comply with applicable regulatory requirements, including without limitation, Section 422 of the Code and Rule 16b-3 promulgated by the Securities and Exchange Act of 1934.

6.1.4 For one (1) year after Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, EE shall continue to provide welfare benefits and fringe benefits and other perquisites to Executive and / or Executive's family at least equal to those which would have been provided to them if Executive's employment had not been terminated in accordance with the most favorable plans, practices, program or policies of EE and its affiliated companies applicable generally to other peer executives and their families immediately preceding the Date of Termination; provided, however that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, program and policies, Executive shall be considered to have remained employed until one (1) year after the Date of Termination and to have retired on the last day of such period.

6.1.5 The sum of (a) the Executive's Annual Base Salary through the Date of Termination to the extent due for services rendered but not There-to-fore paid, (b) with respect to any Performance Period under the EE Long-Term Incentive Plan that has not been completed as of the Date of Termination, an amount equal to (X) multiplied by (Y), where (X) is one hundred and fifty percent (150%) of the Value as defined in such plan) of the Participant's accrued benefits on the Participant's Date of Termination, and (Y) is a fraction, the numerator of which is the number of full months between the beginning of such Performance Period and the Participant's Date of Termination and the denominator of which is the total number of months in the Performance Period, and (c) any compensation previously deferred by the Executive(together with any accrued earnings or interest (thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the amount referred to in clauses (a), (b) and (c) above being referred to as "Accrued Obligations").

6.1.6 To the extent not theretofore paid or provided, EE shall timely pay or provide Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of EE and its affiliated companies (such other amounts and benefits being hereinafter referred to as "Other Benefits") in accordance with the terms of such plan, program, policy, practice, contract or agreement.

6.2 Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within ten (10) days of the Date of Termination.

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6.3 Disability. If the Executives' employment is terminated by reason of the Executives' Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

6.4 Cause; Other than for Good Reason. If Executive's employment shall be terminated for Cause during the Employment Period or, if Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to Executive (other than the obligation to pay to Executive his Annual Base Salary earned through the date of Termination and any benefits payable to Executive under a plan policy, practice, etc., referred to in Article 7 below).

ARTICLE 7.

NON-EXCLUSIVITY OF RIGHTS

7.1. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by EE or any of its affiliated companies and for which Executive may qualify, nor, subject to Article 22, shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with EE or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with EE or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

ARTICLE 8.

FULL SETTLEMENT

8.1 EE' obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which EE may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of litigation of the amount payable to Executive under any of the provisions of this Agreement and, except as provided in Article 7.1.5, such amounts shall not be reduced whether or not Executive obtains other employment. EE agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by EE, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof(including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 (f) (2) (A) of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, EE shall not be obligated to pay any legal fees or expenses of Executive in any contest by Executive about the amount of any payment under this Agreement if it is determined that EE did not breach this Agreement and Executive's claim was not made in good faith.

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ARTICLE 9.

CERTAIN ADDITIONAL PAYMENTS BY EE

9.1 In the event that any payment or distribution by EE to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 9.1) ("Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then, EE shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments, Executive shall be restored to his position prior to the imposition of the Excise Tax.

9.2 Subject to the provisions of Article 9.3, all determinations required to be made under this Article 9, including whether and when a Gross-Up payment is required and the amount of such Gross-Up payment and the assumptions to be utilized in arriving at such determination, shall be made by EE' Certified Public Accountant or such other certified public accounting firm as may be designated by Executive and which is satisfactory to EE (the "Accounting Firm"), which shall provide detailed supporting calculations both to EE and Executive within fifteen (15) business days of the receipt of request from Executive or EE. All fees and expenses of the Accounting Firm shall be borne solely by EE. Any Gross-Up Payment, as determined pursuant to this Article 9.2, shall be paid by EE to Executive within five (5) days of the receipt of the Accounting Firm's determination. No such determination that a Gross-Up Payment is required shall be made unless the Accounting Firm furnishes EE with a written opinion that there is no reasonable basis for not paying the Excise Tax. As a result of the uncertainty in the application of Section 4999 of the code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by EE should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that EE exhausts its remedies pursuant to Section 10.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by EE to or for the benefit of Executive.

9.3 Executive shall notify EE in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by EE of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise EE of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which notice is given to EE (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If EE notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

9.3.1 Give EE any information reasonably requested by EE relating to such claim;

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9.3.2 Take such action in connection with contesting such claim as EE shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by EE;

9.3.3 Cooperate with EE in good faith in order to contest such claim effectively, and;

9.3.4 Permit EE to participate in any proceedings relating to such claim; provided, however, that EE shall bear and pay directly all costs and expenses(including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Article 9.3, EE shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as EE shall determine; provided, however, that if EE directs Executive to pay such claim and sue for a refund, EE shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, EE' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

9.4 If, after the receipt by Executive of an amount advanced by EE pursuant to Article 9.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to EE' complying with the requirements of Article 9.3) promptly pay to EE the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by EE pursuant to Article 9.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and EE does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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ARTICLE 10.

PROPERTY RIGHTS OF PARTIES

10.1 Trade Secrets. During the term of employment, Executive will have access to and become familiar with various trade secrets consisting of formulas, devices, secret inventions, processes, and compilations of information, records, and specifications owned by EE and regularly used in the operation of the business of EE. Executive shall not disclose any such trade secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of EE, whether or not prepared by Executive shall remain the exclusive property of EE and shall not be removed from the premises of EE under any circumstances without the prior written consent of EE.

10.2 Return of EE' Property. On the termination of employment or whenever requested by EE, Executive shall immediately deliver to EE all EE property in Executive's possession or under Executive's control in good condition, ordinary wear and tear excepted.

10.3 Ownership of Work Product. The parties agree as follows:

10.3.1 Property of EE. Executive agrees that all intellectual property including all software technology, ideas and concepts contained in brand documentation, marketing and advertising collaterals, computer progrEE and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Executive pursuant to this Agreement, either individually or in collaboration with others, shall belong to and be the sole property of EE.

10.3.2 Works Made for Hire. Executive agrees that all rights in all works prepared or performed by Executive pursuant to this Agreement, including patent rights and copyrights applicable to any of the intellectual property described in Article 10.3.1 above, shall belong exclusively to EE and shall constitute "works made for hire" for purposes of copyright law.

10.3.3 Property of Executive. The provisions of this Article 10 shall not be construed to assign to EE any of Executive's rights in any invention for which no equipment, supplies, facilities, or trade secret information of EE was used, or that was developed entirely prior to this Agreement, or that does not result from any work performed by Executive for EE.

ARTICLE 11.

NO COMPETITION BY PROFESSIONAL

11.1 No Competing Activities. During the term of this Agreement and for a period of two (2) years (six (6) months if following termination by EE for any cause other than as set out in Article 6.2 above) following termination of same, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, Principal, Partner, Stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business whatsoever that is in direct competition in any manner with the core products and technologies of EE within North America, unless a Court of competent Jurisdiction shall determine that the scope and/or time of this Agreement renders it unenforceable, in which case the scope and/or time shall be reduced to that which the Court deems reasonable and enforceable.

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ARTICLE 12.

CONFIDENTIAL INFORMATION

12.1 Executive shall hold in fiduciary capacity for the benefit of EE all secret or confidential information, knowledge or data relating to EE or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by EE or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with EE, Executive shall not, without the prior written consent of EE or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than EE and those designated by it. In no event shall an asserted violation of the provisions of this Article 12 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

ARTICLE 13.

SUCCESSORS

13.1 This Agreement is personal to Executive and without the prior written consent of EE shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive`s legal representatives.

13.2 This Agreement shall inure to the benefit of and be binding upon EE and its successors and assigns.

13.3 EE will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of EE to assume expressly and agree to perform this Agreement in the same manner and to the same extent that EE would be required to perform it if no such succession had taken place. As used in this Agreement, "EE" shall mean EE as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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ARTICLE 14.

ARBITRATION

14.1 The Executive Officers Compensation and Development Committee of the Board of Directors of EE (the "Administrator") shall administer this Agreement. The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Agreement; provided that the Administrator's authority to interpret this Agreement shall not cause the Administrator's decisions in this regard to be entitled to a deferential standard of review in the event that Executive seeks review of the Administrator's decision as described below.

14.2 Neither the Administrator nor its designee, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

14.3 Because it is agreed that time will be of the essence in determining whether any payments are due to Executive under this Agreement, Executive may, if he desires, submit any claim for payment under this Agreement or dispute regarding the interpretation of this Agreement to arbitration. This right to select arbitration shall be solely that of Executive, and Executive may decide whether or not to arbitrate in his discretion. The "right to select arbitration" is not mandatory on Executive, and Executive may choose in lieu thereof to bring an action in an appropriate civil court. Once arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration procedure set forth in this Article.

14.3 Any claim for arbitration may be submitted as follows: If Executive disagrees with the Administrator regarding the interpretation of this Agreement and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of Executive's choice who is selected by the method described in the next three (3) sentences. The first step of the selection shall consist of Executive's submitting a list of five (5) potential arbitrators to the Administrator. Each of the arbitrators must be either (i) a member of the National Academy of Arbitrators located in the State of Florida or (ii) a retired Florida District Court or Appellate Court Judge. Within one week after receipt of the list, the Administrator shall select one of the five (5) arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator in a timely manner, Executive shall then designate one (1) of the five (5) arbitrators as the arbitrator for the dispute in question.

14.4 The arbitration hearing shall be held within seven (7) days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Executive and Administrator. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

14.5 The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that EE has breached this Agreement, he or she shall order EE to immediately take the necessary steps to remedy the breach. In addition, he or she shall order EE to pay Executive an additional amount equal to ten percent (10%) of the amount actually in dispute. This additional amount shall constitute damages and not a penalty. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both EE and Executive agree that no appeal shall be taken by either party from any decision rendered in such action.

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14.6 The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that EE has not breached this Agreement and (2) the claim by Executive was not made in good faith. Otherwise, Executive will be considered the prevailing party. In the event that EE is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorney's fees incurred by EE) including stenographic reporter, if employed, shall be paid by the Executive. In the event that Executive is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the Executive in pursuing his claim), including the fees of a stenographic reporter if employed, shall be paid by EE.

ARTICLE 15.

GOVERNING LAW

15.1 The laws of Florida shall govern the validity and interpretation of this Agreement, with regard to conflicts of laws.

ARTICLE 16.

CAPTIONS

16.1 The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

ARTICLE 17.

AMENDMENT

17.1 This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

ARTICLE 18.

NOTICES

18.1 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Shahmir Quraeshi

10664 Acme Road

Wellington, Florida 33414

If to EE:

1755 Wittington Place,

Suite 340, Dallas, Texas 75244.

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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ARTICLE 19.

SEVERABILITY

19.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

ARTICLE 20.

WITHHOLDING TAXES

20.1 EE may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

ARTICLE 21.

NO WAIVER

21.1 Executive's or EE' failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or EE may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 5.3 of this Agreement, shall not be deemed to be a waiver of such provision or right of this Agreement.

ARTICLE 22.

AT-WILL EMPLOYMENT

22.1 Executive and EE acknowledge that, except as may otherwise be provided under any other written agreement between Executive and EE prior to the Effective Date is "at will" and, prior to the Effective Date, Executive's employment may be terminated by either Executive or EE at any time, in which case Executive shall have no further rights under this Agreement. From and after the Effective Date of this Agreement, it shall supersede any other agreement between the parties with respect to the subject matter thereof, unless such other agreement contains provisions more favorable to Executive than this Agreement, in which event such favorable provisions, at Executive's sole option, shall apply.

ARTICLE 23.

COUNTERPARTS

23.1 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

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ARTICLE 24.

NO PROHIBITED PAYMENTS

24.1 Notwithstanding anything contained in this Agreement to the contrary, EE shall not make any payment to Executive which, according to the opinion of EE' outside counsel, would violate Section 2523 (k) of the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 (codified at 12 U.S.C. 1828 (k)), or any rules or regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Austin, Texas.

eDoorways International Corporation

EXECUTED: April 1, 2015	By:	/s/ Shahmir Quraeshi
	Name:	Shahmir Quraeshi
	Its:	CFO

EXECUTED: April 1, 2015	By:	/s/ Madhu Sethi
	Name:	Madhu Sethi
	Its:	Chief Operating Officer

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